EXHIBIT 10.23

                              CONSULTING AGREEMENT

THIS AGREEMENT made as of October 25, 1999

BETWEEN:

VIBRO-TECH INDUSTRIES, INC., a corporation subsisting under the laws of the state of Delaware, having a place of business at Suite 201-11240 Bridgeport Road, Richmond, British Columbia V6X 1T

                                 ("Vibro-Tech")

AND:

DR. MILES PRICE, Businessman, having a place of business at 3643 Marine Drive, West Vancouver, B. C. V7V IN3

                                    ("Price")

WHEREAS:

A. Vibro-Tech is engaged in the business of the design, manufacture, marketing and sales of seismic rubber vibration bearings for use in the construction industry;

B. Price has agreed to be a consultant for Vibro-Tech in charge on a non-exclusive basis of the government qualification, marketing and sales of seismic rubber vibration bearings in the Republic of Mexico on the terms and conditions of this Agreement;

WITNESSES THAT the parties mutually covenant and agree as follows:

ARTICLE I APPOINTMENT AND DECLARATION

1.01 Vibro-Tech appoints and engages Price as a non-exclusive consultant to act for and on behalf of Vibro-Tech in the Republic of Mexico and Price accepts such appointment, on the terms and other conditions of this Agreement.1.02 As consultant for Vibro-Tech, Price will be responsible for the qualification for use with any governmental body of the seismic rubber isolation bearings, for product development in Mexico, and for marketing, sales and management of operations in Mexico under the direction from time to time of the president of Vibro-Tech.

1.04 Price will work with, assist and in all ways cooperate with the Vibro-Tech subsidiary Shantou Vibro-Tech Industrial and Development Co Ltd. in the design, modification, patenting and any other activity connected with the development of seismic rubber vibration bearings for use in the construction industry in Mexico.

1.05 Price will ensure that all contracts are made between any person, firm or corporation with Vibro-Tech.

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ARTICLE II OBLIGATIONS OF PRICE

2.01 At and with the direction of, and in consultation, from time to time with, the president of Vibro-Tech, Price:

(a) ensure any governmental registration or qualification necessary to be obtained in Mexico to market and sell the seismic rubber isolation bearings of Vibro-Tech is obtained;

(b) use his best efforts to present and recommend from time to time a continuing and suitable business program consistent with the business policies, objectives and restrictions of Vibro-Tech to establish and expand the business of Vibro-Tech, and to present business opportunities of a character consistent with the business program adopted by the president of Vibro-Tech; and

(c) generally advise Vibro-Tech about any matter which Price considers relevant or material in connection with the administration or business of Vibro-Tech in Mexico.

2.02 Subject to direction from the president of Vibro-Tech, Price will select such persons, firms or corporations as Price considers appropriate to provide services required in connection with the operation of the business of Vibro-Tech.

2.03 Price will forthwith provide Vibro-Tech with information concerning any change in the business objectives, policies of, or restrictions on, the business of Vibro-Tech in Mexico and with such further information concerning the affairs of Vibro-Tech as the president may from time to time request.

ARTICLE III ADMINISTRATION OF THE BUSINESS OF VIBRO-TECH IN MEXICO

3.01 Price will, as consultant to Vibro-Tech, in consultation with the president of Vibro-Tech:

a) determine the business plan and strategy of Vibro-Tech in Mexico from time to time;


(b) retain qualified and appropriate legal, accounting and business advisers for Vibro-Tech in Mexico as are required to maintain Vibro-Tech pursuant to applicable law and to ensure that Vibro-Tech is able to comply with the laws of Mexico; and

(c) provide to the board of directors of Vibro-Tech any information which the members of such board may from time to time reasonably request in connection with the day to day business operations of Vibro-Tech in Mexico and the prospects of Vibro-Tech in Mexico.

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ARTICLE IV STANDARD OF CARE

4.01 Price will exercise the powers and perform the duties assumed hereunder honestly, in good faith and in the best interests of Vibro-Tech and its Subsidiaries and will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.



ARTICLE V COMPENSATION AND DISBURSEMENTS

5.01 Price will be reimbursed from time to time for disbursements reasonably incurred with the approval of the president of Vibro-Tech in connection with Price's activities in Mexico.

5.02 On receipt of payment by Vibro-Tech for the sale in Mexico of product of Vibro-Tech or any if its subsidiaries, Vibro-Tech will pay to Price a commission of between three and five per cent of the dollar amount sold, before taxes, duties and other imposts, such percentage determined in each case by the president of Vibro-Tech having due regard to all of the circumstances.

5.03 Vibro-Tech grants to, and vests in, Price an option to purchase 30,000 shares of Vibro-Tech on or before the earlier of six months after the termination of this Agreement or June 30, 2003 for US$0.15 per share and will execute and deliver a form of agreement acceptable to Price evidencing the grant of such share purchase option.

5.04 Vibro-Tech may from time to time engage such other persons, firms or corporations as it wishes to do such things as Vibro-Tech might direct in Mexico without affecting the validity of this Agreement.

ARTICLE VI OTHER ACTIVITIES OF PRICE

6.01 Price may have such other business interests and may engage in such other activities he might wish from time to time, but will not engage in a business, proprietorship, partnership, or other enterprise, or invest in a business, proprietorship, partnership, or other enterprise, similar to, or in competition with, those relating to the activities to be performed for Vibro-Tech in Mexico.

ARTICLE VII RELATIONSHIP OF PARTIES

7.01 Price will perform his duties as an independent contractor and none of Vibro-Tech, its subsidiaries, their respective directors, officers or employees is for the purposes of this Agreement employees or agents of, or co-venturers with, Price and nothing in this Agreement will be construed so as to make them employees, agents or co-venturers of Price or to impose any liability on Price as an employer, principal or co- venturer.

7.02 Vibro-Tech will bear the sole and complete responsibility and liability for the employment, conduct and control of its employees, agents and contractors and for the injury of such persons or injury to others through the actions or omissions of such persons.

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ARTICLE VIII INDEMNITY

8.01 Vibro-Tech will indemnify and save harmless Price for any loss (other than loss of profits), liability, claim, damages or expense, including the reasonable cost of investigating, settling or defending any alleged loss, liability , claim, damages or expense and reasonable counsel fees incurred in connection therewith, incurred as a result of or in connection with the execution of his duties under this Agreement or otherwise in respect of the affairs of Vibro-Tech if Price has exercised his powers and performed his duties in accordance with the standard of care stipulated in Article IV.


ARTICLE IX TERM AND TERMINATION

9.01 This Agreement will be effective on October 31, 1999 and will continue in force until December 31, 2003.

9.02 After December 31, 2003, this Agreement will be automatically renewed for an additional term of one year on the terms and other conditions of this Agreement, including this condition.

9.03 This Agreement may be terminated by Price on not less than 90 days' written notice to Vibro-Tech in the event of:

     (a) the commission by Vibro-Tech of any material fraudulent act in performing any of its obligations or any material deliberate misrepresentation to Price; or

     (b) the malfeasance of misfeasance of any of Vibro-Tech in the performance of its duties.

9.04 This Agreement may be terminated by Vibro-Tech on not less than 30 days' written notice to Price in the event of:

     (a) the commission by Price of any material fraudulent act in performing any of his obligations or any material deliberate misrepresentation to Vibro-Tech or to its respective directors, officers or shareholders;

     (b)  failure of Price to perform his duties and discharge its obligations;
          or

     (c) the malfeasance of misfeasance of Price in the performance of his duties.

9.05 The Agreement will terminate forthwith with respect to Price if he becomes or acknowledges that he is insolvent or makes a voluntary assignment or proposal under any bankruptcy laws or applicable legislation or if a bankruptcy petition is filed or presented against Price.

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9.06 From and after the effective date of termination of this agreement, Price will not be entitled to compensation for any further services but will be paid all compensation accruing to such date.

9.09 Upon the termination of this agreement, Price will:

(a) pay over to Vibro-Tech all moneys which may be held by Price for the account of Vibro-Tech pursuant to this Agreement after deducting any accrued compensation to which Price is then entitled;

(b) deliver to Vibro-Tech a full accounting, including a statement of all moneys collected by Price, a statement of all moneys held by Price, and a statement of all moneys paid by Price, covering the period following the date of the last accounting furnished to Vibro-Tech; and

(c) deliver to and, where applicable, transfer into the name of Vibro-Tech ( or as it may direct in writing ) all property and documents of Vibro-Tech held in the name or custody of Price and all information held in whatever form relating to the dealings of Price with persons, firms, corporations or governmental bodies in Mexico.

9.07 Upon termination of this Agreement, Vibro-Tech will assume all contracts and obligations entered into or undertaken by Price (other than with any affiliate of Price) within the scope of its authority and indemnify Price against any liability by reason of anything done or required to be done under any such contract or obligation after the date of termination of this Agreement.

ARTICLE X NOTICE

10.01 Any notice to be given by any party to any other party will be deemed to be given when in writing and delivered or communicated by pre-paid mail, telecopier or email on any business day to the address for notice of the intended recipient.

10.02 The address for notice of each of the parties will, until changed, be:

(a)      Price:

Dr. Miles Price
3643 Marine Drive
West Vancouver, B. C. V7V IN3

Fax: 604-926-4411
Email: milesprice@aol.com
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(b)      Vibro-Tech

Vibro-Tech Industries, Inc.
201-11240 Bridgeport Road
Richmond, B.C.  V6X IT2

Attention: Mr. William Chow, Chairman and Mr. Jock Chong, President

Fax: 604-278-2712
Email: bjchong@vibro-tech.com
       ----------------------

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10.03 A party may by notice to the other party change its address for notice to some other address and shall so change its address for notice whenever the existing address for notice ceases to be adequate for delivery by hand or communication by telex or telecopier.

ARTICLE X1 GOVERNING LAW

11.01 This agreement will be governed by and construed in accordance with the laws of British Columbia and any proceeding commenced or maintained in respect of this Agreement will be so commenced or maintained in the court of appropriate jurisdiction in the County of Vancouver to which jurisdiction the parties irrevocable attorn..

ARTICLE XII ENTIRE AGREEMENT

12.01 The provisions of this Agreement and the share purchase option agreement to be entered into by the parties constitute the entire agreements between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

ARTICLE XIII ASSIGNMENT

13.01 This agreement may not be assigned in whole or in part by any party without the written consent of the other party, which consent may be unreasonably withheld.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the day and year first above written.

VIBRO-TECH INDUSTRIES, INC.


By: /s/ Gary MacDonald
        Gary MacDonald, Secretary




/s/ Dr. Miles Price
    DR. MILES PRICE